EXHIBIT 8.1

Michael K. Hair, P.C.
Attorney at Law
7407 E. Ironwood Court
Scottsdale, Arizona 85258
Telephone: (480) 443-9657
Facsimile:  (480) 443-1908

November 10, 2010

El Capitan Precious Metals, Inc.
15225 N. 49th Street
Scottsdale, Arizona 85254

Gold and Minerals Company, Inc.
P.O. Box 5148
Scottsdale, Arizona 85261-5148

Gentlemen:

We have acted as counsel to El Capitan Precious Metals, Inc., a Nevada corporation (“ECPN”), in connection with (i) the Agreement and Plan of Merger, dated as of June 28, 2010 (the “Merger Agreement”), among ECPN, MergerCo, a Nevada corporation and a wholly owned subsidiary of ECPN (“MergerCo”), and Gold and Minerals Company, Inc., a Nevada corporation (“G&M”), pursuant to which MergerCo shall be merged with and into G&M with G&M surviving as a wholly owned subsidiary of ECPN (the “Merger”) and (ii) the preparation and filing of the Registration Statement on Form S-4, as amended (the “Registration Statement”), which includes the proxy statement/prospectus of G&M and ECPN with respect to the Merger (collectively, the “Proxy Statement/ Prospectus”).

For purposes of this opinion letter, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement.

In rendering the opinion expressed herein, we have examined such documents as we have deemed appropriate, including without limitation the Merger Agreement and the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents, and other instruments and have made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed, with your consent, the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents and authenticity of all documents submitted to us as photocopies, facsimile copies, or electronic mail attachments, and that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms.

We have assumed, with your consent, that (i) the Merger will be effected in accordance with the Merger Agreement and will qualify as a statutory merger under Nevada state law, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are accurate and complete in all material respects and will remain accurate and complete in all material respects at all times up to and including the Effective Time of the Merger, and (iii) the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

El Capitan Precious Metals, Inc.
Gold and Minerals Company, Inc.
November 10, 2010

Based upon and subject to the foregoing, it is our opinion that (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) G&M and ECPN will each be a party to the reorganization within the meaning of Section 368(b) of the Code. In addition, we hereby confirm our opinion described in the Proxy Statement/Prospectus under the heading “Material Federal Income Tax Consequences,” subject to the limitations and qualifications stated therein.

The foregoing opinion is based on statutory, regulatory, and judicial authority as of the date hereof, any of which may be changed at any time with retroactive effect. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, the representations that have been made to us, and the statements of fact set out herein that we have assumed, with your consent, to be accurate and complete. Our opinion cannot be relied upon if any of the facts contained in such documents or in any such additional information is, or later becomes, inaccurate or if any of the assumptions or representations set out herein is, or later becomes, inaccurate. We assume no obligation to advise you of changes in law or facts or circumstances that come to our attention after the date hereof that could affect our opinion.

Our opinion is limited to the federal income tax matters specially covered thereby, and we have not been asked to address, nor have we addressed, any other federal, state, local or foreign income, estate, gift, transfer, sales, use, or other tax consequences of the Merger or any other transaction. Finally, our opinion is not binding on the Internal Revenue Service or any court. Accordingly, no complete assurance can be given that our opinion, if contested, would be sustained by a court.

The opinion expressed herein is furnished by us solely for the benefit of G&M in connection with the matters addressed herein. We hereby consent to the discussion of this opinion in the Proxy Statement/Prospectus, the filing of this opinion as an exhibit to the Registration Statement, and the references to our firm under the heading “Material Federal Income Tax Consequences” in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations thereunder. Except as stated in this paragraph, this opinion letter may not be relied upon by any other person or entity for any purpose without our prior written consent.

MICHAEL K. HAIR, P.C.

By:	/s/ Michael K. Hair
Michael K. Hair, President